Exhibit 99.1

Hewitt Associates

100 Half Day Road

Lincolnshire, IL 60069

Tel 847.295.5000       Fax 847.295.7634

www.hewitt.com

News and Information

For Immediate Release

November 14, 2008

Contacts:

Investors: Sean McHugh, (847) 442-4176, sean.mchugh@hewitt.com

Media: Julie Macdonald, (847) 771-0076, julie.macdonald@hewitt.com

Hewitt Associates Reports 2008 Fourth Quarter and Full Year Results

FY08 – GAAP EPS $1.85, Underlying EPS $2.02, Reported Net Revenues Up 8%

Board of Directors Authorizes New $300 Million Share Repurchase Program

LINCOLNSHIRE, III. — Hewitt Associates, Inc. (NYSE: HEW), a global human resources services company, today reported results for its fourth quarter and fiscal year ended September 30, 2008.

Fourth Quarter 2008 Highlights

•	Reported net revenues (revenues before reimbursements) increased 8% in the fourth quarter.

•	Reported operating income increased to $54.3 million, compared with an operating loss of $280.6 million in the prior-year quarter.

•

Underlying operating income[1] increased 8% in the fourth quarter, to $87.2 million, from $80.5 million in the prior-year quarter. Underlying operating income excludes $32.9 million in pretax net charges in the current quarter and $361.1 million in pretax net charges in the prior-year quarter, both related to unusual items.

•

Reported net income increased to $31.6 million, or $0.32 per diluted share, compared with a net loss of $265.6 million, or a loss of $2.51 per diluted share in the prior-year quarter. Adjusting for unusual items, underlying net income was $49.4 million, or $0.50 per diluted share, compared with $51.4 million, or $0.47 per diluted share in the prior-year quarter[1].

Fiscal 2008 Highlights

•	Reported net revenues increased 8% in fiscal 2008.

•	Reported operating income increased to $312.8 million, compared with an operating loss of $143.0 million in the prior year.

•

Underlying operating income increased 30% to $334.0 million, from $257.1 million in the prior year. Underlying operating income excludes $21.1 million in pretax net charges in the current year and $400.1 million in pretax net charges in the prior year, both related to unusual items.

[1]

In assessing operating performance, the Company also reviews its results once unusual adjustments have been removed. The Company believes that doing so provides a better understanding of underlying operating performance. A reconciliation of GAAP to underlying operating income, net income and earnings per share (each a non-GAAP measure) is included in this press release.

•

Reported net income increased to $188.1 million, or $1.85 per diluted share, compared with a net loss of $175.1 million, or a loss of $1.62 per diluted share in the prior year. Adjusting for unusual items, underlying net income increased to $206.1 million, or $2.02 per diluted share, compared with $164.3 million, or $1.48 per diluted share in the prior year.

•	Free cash flow was $210.3 million in fiscal 2008, compared to $346.8 million in the prior year.

•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)[2], a non-GAAP measure, increased to $524.2 million, compared to $435.0 million in the prior year.

•	During fiscal 2008, the Company repurchased 15.1 million of its outstanding common shares for a total of $566.4 million.

•	The board of directors has authorized the Company to repurchase up to $300 million of its outstanding common shares over the next 24 months.

“We are delighted with our fourth quarter performance, which represented a strong finish to a very good year for Hewitt,” said Russ Fradin, chairman and chief executive officer. “During the quarter we saw healthy revenue momentum and exceeded our profit expectations while absorbing some key investment costs. I am pleased that we were able to do this in the face of such unprecedented economic turmoil.”

“We expect a difficult environment in fiscal 2009, but we are fortunate to have taken actions in the past year to streamline our cost structure and obtain significant incremental financing to add to our already strong financial position. Our strategies and plans are intended to deliver solid revenue and profit growth in 2009 as we continue to meet our clients’ needs during this period of significant change and disruption.”

Operating Performance

Fourth Quarter 2008

Reported net revenues of $806.7 million in the fourth quarter include a $13.8 million contribution from acquisitions and $1.6 million in unfavorable foreign currency translation. Adjusting for these items, and excluding third-party supplier revenues and the comparable prior-year contribution of the Cyborg business3, revenues increased 8%.

Operating income for the fourth quarter increased to $54.3 million, compared with an operating loss of $280.6 million in the prior-year quarter.

Fiscal 2008 fourth quarter results include the following unusual items:

•	A pretax charge of $34.4 million related to the previously-announced review of the Company’s real estate portfolio.

•	A favorable pretax adjustment of $1.5 million related to a previous HR BPO contract restructuring.

Fiscal 2007 fourth quarter results included the following unusual items:

•

Pretax charges of $326.0 million, comprised of $280.2 million of goodwill impairment driven by lower growth expectations for the HR BPO business, $36.0 million of asset impairment largely related to the HR BPO business, and $10.2 million of contract loss provisions reflecting the Company’s revised profitability expectations for its European Benefits Outsourcing business.

•	A pretax charge of $29.3 million related to the previously-announced review of the Company’s real estate portfolio.

•	A pretax severance charge of $8.0 million related to workforce restructuring.

•	A favorable pretax contribution of $3.3 million related to comparable Cyborg operations[3].

[2]	A reconciliation of reported net income to Adjusted EBITDA (a non-GAAP measure) is included in this press release.
[3]

On January 31, 2008, the Company closed on the sale of assets related to its Cyborg business, a licensed payroll and software services organization acquired in 2003. February through September 2007 Cyborg results have been excluded from “underlying” and “as adjusted” amounts for year-over-year comparative purposes.

•	A pretax charge of $1.1 million related to an HR BPO contract restructuring.

•	A pretax non-operating gain of $6.0 million related to the sale of an investment.

Adjusting for the appropriate items in both periods, underlying operating margin was 10.8% in the fourth quarter, flat compared to the prior-year quarter. The flat margin reflects a reduced HR BPO loss that was offset by margin declines in Benefits Outsourcing and Consulting.

Current quarter underlying operating income includes $17.2 million in pretax severance expense, principally related to workforce reductions. Prior-year quarter underlying results excluded $8.0 million in pretax severance expense related to workforce restructuring and included $2.0 million in pretax severance expense related to workforce reductions.

Reported results in the fourth quarter reflect an effective tax rate of 34.5%.

Fiscal 2008

Reported net revenues of $3.2 billion include a $40.9 million benefit from foreign currency translation and a $23.1 million benefit due to the resolution of previously-announced HR BPO contract restructurings. Acquisitions contributed $30.6 million. Adjusting for these items, and excluding third-party supplier revenues and the comparable prior-year contribution of the Cyborg business, revenues increased 7%.

Operating income for the fiscal year increased to $312.8 million, compared with an operating loss of $143.0 million in the prior year.

Fiscal 2008 results include the following unusual items:

•	Pretax charges of $44.8 million related to the previously-announced review of the Company’s real estate portfolio.

•	A pretax net gain of $35.4 million related to the divestiture of the Cyborg business.

•	Pretax net charges of $11.8 million related to HR BPO contract restructurings.

Fiscal 2007 results included the following unusual items:

•	Pretax net charges of $328.5 million, related to goodwill and asset impairment and additional contract loss provisions, principally in the HR BPO business.

•	A pretax severance charge of $31.5 million related to workforce restructuring.

•	Pretax charges of $29.3 million related to the previously-announced review of the Company’s real estate portfolio.

•	A pretax charge of $15.0 million related to the previously-announced anticipated restructuring of an HR BPO contract.

•	A favorable pretax contribution of $8.8 million related to comparable Cyborg operations.

•	A pretax charge of $4.5 million resulting from the resolution of a legal dispute with a vendor.

•	A pretax non-operating gain of $6.0 million related to the sale of an investment.

Adjusting for the appropriate items in both periods, underlying operating margin was 10.7%, as compared to 8.9% in the prior year. The margin improvement reflects a reduced HR BPO loss that was partially offset by a margin decline in Consulting.

Current year underlying operating income includes $30.8 million in pretax severance expense, principally related to workforce reductions. Prior year underlying results excluded $31.5 million in pretax severance expense related to workforce restructuring and included $7.6 million in pretax severance expense related to workforce reductions.

Reported results in the current year reflect an effective tax rate of 40.5%.

Business Segment Results

Benefits Outsourcing

Fourth Quarter 2008

Benefits Outsourcing segment revenues increased 5% in the fourth quarter, to $387.9 million, from $369.3 million in the prior-year quarter. Adjusting for acquisitions of $8.1 million and unfavorable foreign currency translation of $0.6 million, Benefits Outsourcing revenues increased 3%. The improvement was principally driven by increased project work and an increase in clients going live with contract services over the last 12 months, partially offset by client losses.

Benefits Outsourcing segment income increased 10% in the fourth quarter, to $66.6 million, compared with $60.8 million in the prior-year quarter. Segment margin was 17.2%, compared to 16.5% in the prior-year quarter.

Fourth quarter operating results include a pretax charge of $14.0 million related to the previously-announced review of the Company’s real estate portfolio. The prior-year quarter included a pretax charge of $22.2 million related to the review of the real estate portfolio, $16.6 million of pretax contract loss provisions and asset impairments, and a pretax severance charge of $3.0 million.

Adjusted for these items, underlying segment margin was 20.8% in the fourth quarter, compared with 27.8% in the prior-year quarter. The margin decline was principally due to higher compensation and client service delivery expenses related to certain large, complex clients that recently went live with ongoing services, higher severance and performance-based compensation, which more than offset the increased revenue.

Current quarter underlying operating income includes $8.4 million in pretax severance expense, principally related to workforce reductions. Prior-year quarter underlying results excluded $3.0 million in pretax severance expense related to workforce restructuring and included $0.4 million in pretax severance expense related to workforce reductions.

Fiscal 2008

Benefits Outsourcing segment revenues increased 5% in fiscal 2008, to $1.55 billion, from $1.48 billion in the prior year. Adjusting for acquisitions of $16.7 million, a $9.0 million benefit due to HR BPO contract restructurings, and the favorable effects of foreign currency translation of $4.5 million, Benefits Outsourcing revenues increased 3%. The improvement was principally due to an increase in clients going live with contract services over the last 12 months and increased project work, partially offset by client losses.

Benefits Outsourcing segment income increased 20% in fiscal 2008, to $365.3 million, compared with $304.0 million in the prior year. Segment margin was 23.6%, compared to 20.6% in the prior year.

Current year results include a pretax charge of $17.9 million related to the Company’s real estate portfolio review and a pretax benefit of $4.7 million related to HR BPO contract restructurings. The prior year included a pretax charge of $22.2 million related to the real estate portfolio review, $16.6 million of pretax contract loss provisions and asset impairments, a $13.3 million pretax severance charge, and a $4.5 million pretax charge related to the resolution of a legal dispute with a vendor.

Adjusted for these items, underlying segment margin was 24.6% in fiscal 2008, compared to 24.5% in the prior year. The flat margin reflects higher revenue offset by higher compensation and client service delivery expenses related to certain large, complex clients that recently went live with ongoing services, higher performance-based compensation, and increased net litigation charges.

Current year underlying operating income includes $11.6 million in pretax severance expense, principally related to workforce reductions. Prior year underlying results excluded $13.3 million in pretax severance expense related to workforce restructuring and included $2.0 million in pretax severance expense related to workforce reductions.

As of September 30, 2008, the Company was live with 19.7 million end-user benefits participants, compared with 18.4 million as of September 30, 2007.

Human Resources Business Process Outsourcing

Fourth Quarter 2008

HR BPO segment revenues declined 1% in the fourth quarter, to $135.1 million, from $136.3 million in the prior-year quarter. Adjusting for the favorable effects of foreign currency translation of $0.2 million, and excluding third-party supplier revenues and the impact of the Cyborg divestiture, HR BPO revenues increased 11%. The improvement was principally due to an increase in clients going live with contract services over the last 12 months and increased project work, partially offset by planned service reductions to certain current and former clients.

The HR BPO segment loss was $21.6 million in the fourth quarter, compared with a loss of $352.2 million in the prior-year quarter.

Fourth quarter results include a pretax charge of $12.1 million related to the Company’s real estate portfolio review and a favorable pretax adjustment of $1.5 million related to a prior HR BPO contract restructuring. Prior-year quarter results included pretax charges of $309.4 million related to goodwill and asset impairments, a pretax charge of $5.1 million related to the real estate portfolio review, a pretax contribution of $3.3 million from comparable Cyborg operations, pretax severance charges of $2.3 million, and a pretax charge of $1.1 million related to an HR BPO contract restructuring.

Adjusting for these items, the underlying HR BPO operating loss improved to $11.0 million in the fourth quarter, compared with a loss of $37.6 million in the prior-year quarter. The improvement over the prior-year period was principally due to staffing leverage, infrastructure cost management efforts and the successful renegotiation of certain client contracts.

Current quarter underlying results include $1.3 million in pretax severance expense, principally related to workforce reductions. Prior-year quarter underlying results excluded $2.3 million in pretax severance expense related to workforce restructuring and included $1.4 million in pretax severance expense related to workforce reductions.

Fiscal 2008

The HR BPO segment revenues increased 3% in fiscal 2008, to $554.9 million, from $539.5 million in the prior year. Adjusting for a $14.1 million benefit due to HR BPO contract restructurings, the favorable effects of foreign currency translation of $10.5 million, and excluding third-party supplier revenues and the impact of the Cyborg divestiture, HR BPO revenues increased 9%. The improvement was principally due to an increase in the number of clients who went live with contract services in the last 12 months and growth in revenue from existing clients, including an increase in project work and transactional volumes. This was partially offset by planned service reductions to certain current and former clients.

HR BPO segment loss was $83.3 million in fiscal 2008, compared with a loss of $492.2 million in the prior year.

Current year results include a pretax net gain of $35.4 million related to the divestiture of the Cyborg business, a pretax net charge of $16.2 million related to HR BPO contract restructurings, and a pretax charge of $13.1 million related to the Company’s real estate portfolio review. Prior year results included pretax charges of $311.9 million related to goodwill and asset impairments, a pretax charge of $15.0 million related to an HR BPO contract restructuring, pretax severance charges of $11.1 million, a pretax contribution of $8.8 million from comparable Cyborg operations, and a pretax charge of $5.1 million related to the real estate portfolio review.

Adjusting for these items, underlying HR BPO operating loss improved to $89.5 million in fiscal 2008, compared with a loss of $157.9 million in the prior year. The improvement was principally due to staffing leverage, infrastructure cost management efforts and the successful renegotiation of certain client contracts.

Current year underlying operating results include $3.2 million in pretax severance expense, principally related to workforce reductions. Prior year underlying results excluded $11.1 million in pretax severance expense related to workforce restructuring and included $3.9 million in pretax severance expense related to workforce reductions.

As of September 30, 2008, the Company was live with approximately 987,000 client employees with HR BPO services, compared with approximately 934,000 as of September 30, 2007.

Consulting

Fourth Quarter 2008

Consulting segment revenues increased 16% in the fourth quarter, to $295.8 million, from $255.8 million in the prior-year quarter. Adjusting for acquisitions of $5.7 million and the unfavorable effects of foreign currency translation of $1.2 million, Consulting revenues increased 14%. Growth resulted principally from strength in Retirement and Financial Management services in addition to Talent and Organization Consulting services.

Consulting segment income increased 11% in the fourth quarter, to $49.4 million, compared with $44.4 million in the prior-year quarter. Segment margin was 16.7%, compared with 17.3% in the prior-year quarter.

Prior-year period results included a pretax charge of $2.0 million related to real estate restructuring and a total pretax severance charge of $1.1 million related to workforce restructuring.

Adjusting for these items, underlying segment margin was 16.6% in the fourth quarter, compared with 18.6% in the prior-year quarter. The margin decline was principally due to higher compensation expense, including higher salaries, performance-based compensation and severance, which more than offset increased revenues.

Current quarter underlying operating income includes pretax severance expense of $5.4 million, principally related to workforce reductions.

Fiscal 2008

Consulting segment revenues increased 16% in fiscal 2008, to $1.09 billion, from $945.9 million in the prior year. Adjusting for acquisitions of $13.9 million, and the favorable effects of foreign currency translation of $26.0 million, Consulting revenues increased 12%. Growth resulted principally from strength in Retirement and Financial Management services in addition to Talent and Organization Consulting services.

Consulting segment income was $143.2 million in fiscal 2008, compared with $144.0 million in the prior year. Segment margin was 13.1%, compared to 15.2% in the prior year.

Fiscal 2008 results include a pretax charge of $4.2 million related to the Company’s real estate review. Prior-year results included a pretax charge of $2.3 million related to severance and a pretax charge of $2.0 million related to the real estate portfolio review.

Adjusting for these items, underlying segment margin was 13.5% in fiscal 2008, compared with 15.7% in the prior year. The margin decline was principally due to higher compensation expense, some of which related to investments for practice growth and driven by higher salaries, performance-based compensation, benefits and severance, which more than offset increased revenues.

Current-year underlying operating income includes pretax severance expense of $13.5 million, principally related to workforce reductions. Prior year underlying results excluded $2.3 million in pretax severance expense related to workforce restructuring and included $1.2 million in pretax severance expense related to workforce reductions.

Unallocated Shared Service Costs

Unallocated shared service costs were $40.1 million, or 5.0% of net revenues, in the fourth quarter, compared with $33.6 million, or 4.5% of net revenues, in the prior-year quarter. For the full year, unallocated shared service costs were $112.4 million, or 3.6% of net revenues, compared with $98.7 million, or 3.4% of net revenues, in the prior year. The increase in expenses relative to revenues for the full year was primarily the result of higher performance-based compensation expenses and litigation expenses in the current year, partially offset by lower outside consulting fees.

Current-year results include pretax charges of $9.6 million related to the real estate portfolio review. Prior year results included $4.8 million in severance charges. Adjusting for these items, unallocated shared service costs as a percent of net revenues were 3.3% in the current year, compared to 3.2% in the prior year.

Current-year underlying results include pretax severance expense of $2.5 million, principally related to workforce reductions. Prior year underlying results excluded $4.8 million in pretax severance expense related to workforce restructuring and included $0.5 million in pretax severance expense related to workforce reductions.

Cash Flow

Cash flow from operations was $327.9 million in fiscal 2008, compared with $435.2 million in fiscal 2007. Free cash flow, defined as cash flow from operations less capital expenditures and capitalized software costs, was $210.3 million, compared with $346.8 million in the prior year. The decrease in free cash flow was driven primarily by higher performance-based compensation paid in the current year for fiscal 2007 performance, and higher tax payments.

Adjusted EBITDA, a non-GAAP measure reflecting operating income adjusted for the previously noted unusual items, depreciation and amortization, and certain other non-cash items (such as asset impairment, revenue and compensation deferrals, stock-based compensation, deferred internal software development costs, and other costs), increased to $524.2 million in fiscal 2008, compared to $435.0 million in the prior year. The adjusted EBITDA improvement was due to increased operating profits and lower cash outflows due to more live HR BPO clients.

Share Repurchase

During the fourth quarter, the Company repurchased 4.1 million of its outstanding common shares at an average price of $37.97 per share, for a total of $155.2 million, completing its $750 million share buyback authorization. During fiscal 2008, the Company repurchased 15.1 million shares at an average price of $37.54 per share, for a total of $566.4 million. Under the overall $750 million authorization, the Company repurchased 21.2 million shares at an average price of $35.44 per share.

Supplemental Information

During the fourth quarter, the Company finalized $500 million in new debt financing, consisting of a $270 million five-year syndicated term loan and $230 million in privately-placed senior unsecured notes with maturities of 7 to 10 years. The weighted average pre-tax cost of financing was approximately 6%. Proceeds from the loan and note financings will be used for general corporate purposes.

On October 1, 2008, holders of the Company’s $110 million aggregate principal amount 2.5% Convertible Senior Notes due October 1, 2010 exercised their option requiring Hewitt to repurchase $109.8 million of the $110 million notes. Hewitt paid the principal amount of $109.8 million plus accrued interest on October 2, 2008. The Company plans to redeem the remaining $0.2 million of the $110 million notes in fiscal year 2009.

The board of directors has authorized the Company to repurchase up to $300 million of its outstanding common shares over the next 24 months. Purchases may be made in the open market or in privately negotiated transactions, with the level and timing of activity depending on market conditions and other investment opportunities.

Business Outlook

The following guidance reflects the Company’s expectations for fiscal 2009:

•	Low-single digit total Company net revenue growth, with healthy growth in Consulting and Benefits Outsourcing partially offset by a decline in HR BPO;

•	Operating income of approximately $420 to $435 million; and

•	Diluted earnings per share of $2.35 to $2.45.

The Company’s fiscal 2009 guidance assumes a normalized effective tax rate of 39.6%.

“As the economy has worsened, our organization has been able to adapt and offset the down currents with new opportunities brought about by the turmoil,” said Russ Fradin, chairman and chief executive officer. “We are pleased to say that we expect another year of revenue and earnings growth, thanks to our solid base of recurring revenue and the resourceful and proactive associates throughout our organization.”

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss fiscal 2008 results. The live presentation is accessible through the Investor Relations section of Hewitt’s website at www.hewitt.com. The webcast will be archived on the site for approximately one month.

About Hewitt Associates

For more than 65 years, Hewitt Associates (NYSE: HEW) has provided clients with best-in-class human resources consulting and outsourcing services. Hewitt consults with more than 3,000 large and mid-size companies around the globe to develop and implement HR business strategies covering retirement, financial and health management; compensation and total rewards; and performance, talent and change management. As a market leader in benefits administration, Hewitt delivers health care and retirement programs to millions of participants and retirees, on behalf of more than 300 organizations worldwide. In addition, more than 30 clients rely on Hewitt to provide a broader range of human resources business process outsourcing services to nearly a million client employees. Located in 33 countries, Hewitt employs approximately 23,000 associates. For more information, please visit www.hewitt.com.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

# # #

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands except for share and per share amounts)

	Three Months Ended September 30,		% Change	Year Ended September 30,		% Change
	2008	2007		2008	2007
Revenues:
Revenues before reimbursements (net revenues) (1)	$806,689	$750,261	7.5%	$3,151,389	$2,921,076	7.9%
Reimbursements	17,840	17,895	(0.3)%	76,259	69,250	10.1%

Total revenues	824,529	768,156	7.3%	3,227,648	2,990,326	7.9%

Operating expenses:
Compensation and related expenses	525,758	481,603	9.2%	2,042,623	1,906,158	7.2%
Goodwill and asset impairment	1,621	320,003	(99.5)%	4,117	326,615	(98.7)%
Reimbursable expenses	17,840	17,896	(0.3)%	76,259	69,250	10.1%
Other operating expenses	183,282	181,739	0.8%	624,989	636,698	(1.8)%
Selling, general and administrative expenses	41,758	47,552	(12.2)%	202,483	194,572	4.1%
Gain on sale of business	—	—	n/a	(35,667)	—	n/a

Total operating expenses	770,259	1,048,793	(26.6)%	2,914,804	3,133,293	(7.0)%

Operating income (loss)	54,270	(280,637)	n/m	312,844	(142,967)	n/m

Other income, net:
Interest expense	(11,130)	(5,519)	101.7%	(24,788)	(20,019)	23.8%
Interest income	4,480	8,313	(46.1)%	22,023	30,219	(27.1)%
Other income, net	531	7,016	(92.4)%	6,365	8,049	(20.9)%

Total other income (expense), net	(6,119)	9,810	n/m	3,600	18,249	(80.3)%

Income (loss) before income taxes	48,151	(270,827)	n/m	316,444	(124,718)	n/m

Provision (benefit) for income taxes	16,599	(5,191)	n/m	128,302	50,362	154.8%

Net income (loss)	$31,552	$(265,636)	n/m	$188,142	$(175,080)	n/m

Earnings (loss) per share:
Basic	$0.33	$(2.51)		$1.90	$(1.62)
Diluted (2)	$0.32	$(2.51)		$1.85	$(1.62)

Weighted average shares:
Basic	95,167,179	105,929,341		98,791,739	107,866,281
Diluted	98,163,780	105,929,341		101,970,321	107,866,281

(1)	Net revenues include $9,752 and $15,320 of third party supplier revenues for the three months ended September 30, 2008 and 2007, respectively, and $40,498 and $69,842 for the years ended September 30, 2008 and 2007, respectively. Generally, the third party supplier arrangements are marginally profitable. The related third party supplier expenses are included in other operating expenses.
(2)	Debt securities convertible into 1,870,748 weighted average shares of Class A common stock were outstanding in the three months and year ended September 30, 2008 and 2007, but were not included in the computation of diluted earnings per share because the effect of including the convertible debt securities would be antidilutive.

HEWITT ASSOCIATES, INC.

UNDERLYING OPERATING INCOME, NET INCOME AND EARNINGS PER SHARE

(Unaudited)

(Dollars in thousands except for share and per share amounts)

In assessing operating performance, the Company also reviews its results once unusual adjustments have been removed. The Company believes that doing so provides a better understanding of underlying operating performance. For the three months and year ended September 30, 2008 and September 30, 2007, underlying operating income and earnings per share were:

	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007
Operating income (loss), as reported	$54,270	$(280,637)	$312,844	$(142,967)
Adjustments:
Cyborg – FY08 gain (1)/FY07 operations (2)	—	(3,315)	(35,446)	(8,840)
Asset impairment	—	325,966	—	328,540
Severance (3)	—	8,033	—	31,518
Real estate	34,429	29,339	44,775	29,339
HR BPO contract restructurings	(1,525)	1,100	11,798	15,000
Legal settlement	—	—	—	4,548

Total adjustments	32,904	361,123	21,127	400,105

Underlying operating income	87,174	80,486	333,971	257,138

Total other income (expense), net	(6,119)	9,810	3,600	18,249
Add A/R interest write-off (4)	—	—	273	—
Subtract gain on sale of investment	—	(5,982)	—	(5,982)

Underlying other income, net	(6,119)	3,828	3,873	12,267

Underlying pretax income	81,055	84,314	337,844	269,406

Provision for income taxes (normalized at 39% for the three months and year ended September 30, 2008 and 2007) (5)	31,611	32,882	131,759	105,068

Underlying net income	$49,444	$51,432	$206,085	$164,337

Underlying earnings per share:
Basic	$0.52	$0.49	$2.09	$1.52
Diluted (6)	$0.50	$0.47	$2.02	$1.48

Adjusted shares outstanding (7):
Basic	95,167,179	105,929,341	98,791,739	107,866,281
Diluted	98,163,780	110,914,917	101,970,321	112,422,432

(1)	Amount reflects a $221 reduction to the $35,667 “gain on sale of business” reported in the FY08 Consolidated Statement of Operations. This reduction pertains to certain Cyborg employee-related expenses recorded in the second fiscal quarter.
(2)	Cyborg results have been excluded for February through September 2007 to enable year-over-year comparisons.
(3)	In FY07, severance related to workforce restructuring initiatives was excluded from operating income in deriving underlying operating income, net income, EPS and Adjusted EBITDA. Severance charges (representing both restructuring and workforce reductions) of $10,001 and $39,142, respectively, are included in the reported results for the three months and year ended September 30, 2007. Severance charges of $17,243 and $30,783, respectively, are included in underlying results for the three months and year ended September 30, 2008.

(4)	Related to HR BPO contract restructurings.
(5)	The Company used an effective tax rate of 39% for the three months and year ended September 30, 2008 and 2007 for its underlying net income calculation. The Company believes this approximates the normalized effective tax rate for both years.
(6)	Per FAS 128, the diluted EPS calculation includes an addback of $587 and $2,349 of interest expense on the convertible debt securities for the three months and year ended September 30, 2007.

(7)	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007
Weighted average basic shares outstanding	95,167,179	105,929,341	98,791,739	107,866,281
Number of shares added to outstanding:
Stock options and warrants	1,751,741	1,886,973	1,875,010	1,605,337
Restricted stock	1,244,860	1,227,855	1,303,573	1,080,067
Convertible debentures	—	1,870,748	—	1,870,748

Total adjusted diluted shares	98,163,780	110,914,917	101,970,321	112,422,432

Diluted shares outstanding reflect the potential dilution that could occur if securities or other instruments that are convertible into common stock were exercised or could result in the issuance of common stock. Potentially dilutive common stock equivalents include unvested restricted stock and restricted stock units, unexercised stock options and warrants that are “in-the-money”, and outstanding convertible debt securities which would have a dilutive effect if converted from debt to common stock. Debt securities convertible into 1,870,748 weighted average shares of Class A common stock were outstanding in the three months and year ended September 30, 2008, but were not included in the computation of diluted earnings per share because the effect of including the convertible debt securities would be antidilutive.

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Dollars in thousands)

Business Segments	Three Months Ended September 30,		% Change	Year Ended September 30,		% Change
	2008	2007 (1)		2008	2007 (1)
Benefits Outsourcing
Segment revenues before reimbursements	$387,910	$369,261	5.1%	$1,550,110	$1,475,326	5.1%
Segment income	66,635	60,766	9.7%	365,336	303,984	20.2%
Segment income as a percentage of segment revenues	17.2%	16.5%		23.6%	20.6%

HR BPO
Segment revenues before reimbursements (2)	$135,142	$136,311	(0.9)%	$554,854	$539,452	2.9%
Segment loss	(21,620)	(352,210)	(93.9)%	(83,277)	(492,193)	(83.1)%
Segment loss as a percentage of segment revenues	(16.0)%	(258.4)%		(15.0)%	(91.2)%

Consulting
Segment revenues before reimbursements	$295,833	$255,764	15.7%	$1,094,323	$945,866	15.7%
Segment income	49,350	44,361	11.2%	143,217	143,992	(0.5)%
Segment income as a percentage of segment revenues	16.7%	17.3%		13.1%	15.2%

Total Company
Segment revenues before reimbursements (2)	$818,884	$761,336	7.6%	$3,199,287	$2,960,644	8.1%
Intersegment revenues	(12,196)	(11,076)	10.1%	(47,898)	(39,568)	21.1%

Revenues before reimbursements (net revenues)	806,689	750,261	7.5%	3,151,389	2,921,076	7.9%
Reimbursements	17,840	17,895	(0.3)%	76,259	69,250	10.1%

Total revenues	$824,529	$768,156	7.3%	$3,227,648	$2,990,326	7.9%

Segment income (loss)	$94,364	$(247,084)	n/m	$425,276	$(44,217)	n/m
Unallocated shared services costs	40,094	33,553	19.5%	112,432	98,750	13.9%

Operating income (loss)	$54,270	$(280,637)	n/m	$312,844	$(142,967)	n/m

(1)	Results for the prior year have been reclassified to be comparable to the current year presentation, primarily due to changes to the Company’s current organizational structure.
(2)	HR BPO net revenues include $9,752 and $15,320 of third-party supplier revenues for the three months ended September 30, 2008 and 2007, respectively, and $40,498 and $69,842 for the year ended September 30, 2008 and 2007, respectively. Generally, the third-party supplier arrangements are marginally profitable. The related third-party supplier expenses are included in other operating expenses.

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except for share and per share amounts)

	September 30, 2008	September 30, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$541,494	$378,743
Short-term investments	—	216,726
Client receivables and unbilled work in process, less allowances of $18,029 and $18,933 at September 30, 2008 and 2007, respectively	655,543	632,011
Prepaid expenses and other current assets	129,529	86,683
Funds held for clients	116,488	133,163
Short-term deferred contract costs, net	83,444	75,684
Deferred income taxes, net	34,104	32,533

Total current assets	1,560,602	1,555,543

Non-Current Assets:
Deferred contract costs, net, less current portion	287,060	296,679
Property and equipment, net	385,885	355,907
Other intangible assets, net	206,822	196,133
Goodwill	364,141	319,314
Long-term investments	124,530	—
Other non-current assets, net	63,762	31,962

Total non-current assets	1,432,200	1,199,995

Total Assets	$2,992,802	$2,755,538

LIABILITIES
Current Liabilities:
Accounts payable	$15,880	$21,304
Accrued expenses	239,521	212,097
Funds held for clients	116,488	133,163
Advanced billings to clients	158,238	170,131
Accrued compensation and benefits	403,611	353,265
Short-term deferred contract revenues	52,733	49,581
Short-term debt	17,602	30,369
Current portion of long-term debt and capital lease obligations	133,002	24,222

Total current liabilities	1,137,075	994,132

Non-Current Liabilities:
Deferred contract revenues, less current portion	237,648	221,778
Debt and capital lease obligations, less current portion	650,182	233,465
Other non-current liabilities	240,637	165,264
Deferred income taxes, net	77,058	102,887

Total non-current liabilities	1,205,525	723,394

Total Liabilities	$2,342,600	$1,717,526

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(Dollars in thousands except for share and per share amounts)

	September 30, 2008	September 30, 2007
STOCKHOLDERS’ EQUITY

Stockholders’ Equity:
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 130,390,880 and 127,672,253 issued, 94,227,120 and 107,126,309 shares outstanding, as of September 30, 2008 and September 30, 2007, respectively	$1,304	$1,277
Additional paid-in capital	1,579,077	1,472,409
Cost of common stock in treasury, 36,163,760 and 20,545,944 shares of Class A common stock as of September 30, 2008 and 2007, respectively	(1,183,427)	(597,200)
Retained earnings	206,558	38,144
Accumulated other comprehensive income, net	46,690	123,382

Total stockholders’ equity	650,202	1,038,012

Total Liabilities and Stockholders’ Equity	$2,992,802	$2,755,538

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$188,142	$(175,080)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred contract revenues and costs	174,767	190,393
Goodwill and asset impairment	4,117	326,615
Gain on sale of business	(35,667)	—
Share-based compensation	48,345	40,937
Deferred income taxes	(6,976)	(19,147)
Gain on sale of investments	(2,581)	(5,982)
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Client receivables and unbilled work in process	(34,271)	13,342
Prepaid expenses and other current assets	(51,155)	(4,581)
Deferred contract costs	(102,214)	(143,619)
Other assets	(22,646)	(5,102)
Accounts payable	(4,962)	(11,183)
Accrued compensation and benefits	34,787	82,024
Accrued expenses	22,518	30,842
Advanced billings to clients	(1,515)	(7,525)
Deferred contract revenues	96,077	111,930
Other long-term liabilities	7,184	11,366

Net cash provided by operating activities	327,902	435,230

Cash flows from investing activities:
Purchases of investments	(426,675)	(400,794)
Proceeds from sales of investments	513,064	502,331
Additions to property and equipment	(117,556)	(88,477)
Cash paid for acquisitions and transaction costs, net of cash acquired	(134,081)	(45,562)
Cash received for sale of business	42,420	—

Net cash used in investing activities	(122,828)	(32,502)

Cash flows from financing activities:
Proceeds from the exercise of stock options	43,606	54,183
Excess tax benefits from the exercise of share-based awards	10,227	4,912
Proceeds from short-term borrowings	185,468	103,771
Proceeds from long-term borrowings	539,751	—
Repayments of short-term borrowings, capital leases and long-term debt	(225,977)	(141,610)
Purchase of Class A common shares for treasury	(586,227)	(195,835)

Net cash used in financing activities	(33,152)	(174,579)

Effect of exchange rate changes on cash and cash equivalents	(9,171)	11,666

Net increase in cash and cash equivalents	162,751	239,815

Cash and cash equivalents, beginning of year	378,743	138,928
Cash and cash equivalents, end of year	$541,494	$378,743

Supplementary disclosure of cash paid during the period:
Interest paid	$20,730	$23,534
Income taxes paid	$136,347	$73,837
Schedule of non-cash financing activities:
Capital leases	$13,278	$—

HEWITT ASSOCIATES, INC.

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

(Dollars in thousands)

	Year Ended September 30,
	2008	2007
Reported net income	$188,142	$(175,080)
Depreciation and amortization (1)	170,847	196,852
Provision for income taxes	128,302	50,362
Interest expense (income), net	2,765	(10,199)

EBITDA	490,057	61,935

Adjustments:
Cyborg – FY08 gain (2) / FY07 operations (3)	(35, 446)	(8,840)
Asset impairment	—	328,540
Severance (4)	—	31,518
Real estate	44,775	29,339
HR BPO contract restructurings	11,798	15,000
Legal settlement	—	4,548

Underlying adjustments	21,127	400,105
Normalized depreciation and amortization addbacks (1)	1,104	(10,733)
Other (income)	(6,366)	(8,050)

Total adjustments	15,865	381,322

Adjusted EBITDA before certain non-cash addbacks	505,921	443,257

Certain non-cash addbacks:
Adjustments to asset impairments	2,927	4,735
Net deferrals (5)	(5,559)	(30,324)
Deferred internal software development costs	(23,085)	(16,600)
Stock-based compensation	52,084	40,937
Other	(8,118)	(6,974)

Total certain non-cash addbacks	18,249	(8,226)

Adjusted EBITDA	$524,170	$435,031

(1)	FY08 depreciation and amortization includes $1,104 of adjustments related to HR BPO contract and real estate restructurings. FY07 includes $3,001 relating to Statement of Operations reclassifications. Additionally, discount accretion on the Exult convertible debt of $3,920 and $1,274 is excluded from amounts in FY08 and in FY07, respectively.
(2)	Amount reflects a $221 reduction to the $35,667 “gain on sale of business” reported in the FY08 Consolidated Statement of Operations. This reduction pertains to certain Cyborg employee-related expenses recorded in the second fiscal quarter.
(3)	Cyborg results have been excluded for February through September 2007 to enable year-over-year comparisons.
(4)	In FY07, severance charges related to workforce restructuring initiatives of $31,518 were excluded from operating income in deriving underlying operating income, net income, EPS and Adjusted EBITDA. Severance charges (representing both workforce restructuring and workforce reductions) of $39,142 are included in reported results for the year ended September 30, 2007. Severance charges of $30,783 are included in underlying results for the year ended September 30, 2008.
(5)	Net deferrals as presented and the net of Revenue and Cost Deferrals in the Statements of Cash Flows vary by $578 and $1,365 for FY08 and FY07, respectively, relating to Balance Sheets and Statements of Operations reclassifications and amounts included within the HR BPO restructuring adjustment.